EXHIBIT 10.1

FIRST AMENDMENT TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”) is entered into and effective as of December 21, 2021 (the “Execution Date”), by and among RESC Renewables Holdings, LLC, a Nevada limited liability company (“Seller”), and Viking Energy Group, Inc., a Nevada corporation (“Buyer”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the MIPA (as defined below).

R E C I T A L S:

WHEREAS, Buyer and Seller entered into that certain Membership Interest Purchase Agreement dated as of November 18, 2021, relating to the purchase by the Buyer, and the sale by the Seller, of all of the Acquired Interests in New Rise (the “MIPA”);

WHEREAS, Buyer and Seller desire to amend the MIPA and make certain changes to the MIPA as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Amendments.

a. Section 2.02. Section 2.02 is hereby amended and restated to read in its entirety as following:

“Section 2.02 Consideration. The aggregate amount to be paid for the Acquired Interests shall be three hundred million dollars ($300,000,000) plus any Production Increase (the “Purchase Price”), subject to any adjustments set out herein. At the Closing, Buyer shall pay the Purchase Price as follows:

(a) TWENTY FIVE MILLION UNITED STATES DOLLARS AND NO/100 CENTS ($25,000,000.00) (the “Seller Closing Date Payment”), by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date; and

(b) a number of shares (such amount so payable is hereinafter referred to as the “Stock Consideration”) equal to balance of the Purchase Price divided by the stated value of the preferred stock of Viking, par value $0.001 per share (“Viking Preferred Stock”), with the Viking Preferred Stock having the following terms and conditions:

(i) Voting Rights: non-voting;

(ii) Dividends: dividend rate of 7.25% per annum, payable semi- annually in cash or in shares of common stock of Viking, or combination of both, in each case at Viking’s option, with dividends to start accruing on the first day of the month immediately following the Commercial Operations Date;

(iii) Conversion Features:

(A) Convertible into shares of common stock of Viking at a fixed conversion price equal to the volume weighted average price of Viking’s common stock during the period commencing on the date which the terms of the MIPA were disclosed by Viking through a Current Report on Form 8-K filed with the Securities and Exchange Commission and ending on the date that is the 10th business day following the Closing Date.

(B) All conversions shall be subject to a 9.99% beneficial ownership limitation.

(C) The conversion entitlement with respect to 40% of Stock Consideration shall not apply until the Commercial Operations Date.

(iv) Redemption: Viking shall have an option to redeem up to $75 million of the Viking Preferred Stock for cash for 105% of the face value within the first eight months following the Closing Date.

(v) Permanent Equity Characterization: Redemption and other features to be determined by Viking’s accounting consultants such that the Viking Preferred Stock may be characterized as “permanent equity” on Viking’s financial statements.

b. Section 2.03. Section 2.03 is hereby added following Section 2.02 as follows:

“Section 2.03 Post-Closing Purchase Price Adjustment.

(a) Closing Date Liabilities Adjustment.

(i) The Purchase Price shall be adjusted downward or upward on a dollar for dollar basis if the actual New Rise Liabilities are higher or lower than the estimated New Rise Liabilities, as provided to Viking by the Seller. Prior to the Closing Date, the Parties shall agree: (i) to the procedures associated with determining the actual New Rise Liabilities and adjustment process (the “Purchase Price Adjustment Mechanism”); and (ii) the New Rise Liabilities to be paid on the Closing Date from the proceeds of the Viking Bond (the “Closing Date Liability Payments”). For the avoidance of doubt, the Closing Date Liability Payments shall include the amount owing under the Promissory Note, any Bridge Financing, and any amount due to any other Third Party determined by Buyer to be reasonable or necessary to release any Encumbrances, Actions or other claims against the Plant or Acquired Entities.

(b) Production Increase.

(i) If the Plant exceeds a production capacity of 3,000 barrels per day at the Commercial Operations Date as determined by the Hargrove Production Report, then the Seller shall be entitled to an increase in the Purchase Price by ONE HUNDRED AND FIFTY THOUSAND US DOLLARS ($150,000.00) for each barrel per day the Plant exceeds a production capacity of 3,000 barrels per day, up to 3,500 barrels per day (or a maximum increase of $75,000,000.00) (such amount, if any, the “Production Increase”).

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(ii) The amount of any Production Increase shall be based upon the Hargrove Production Report and shall be rounded down to the nearest whole barrel. Within five Business Days (5) days after the Commercial Operations Date, Buyer shall request that Hargrove Engineers prepare a written analysis of the production capacity of the Plant for purposes of determining any Production Increase (the “Hargrove Production Report”).

(iii) After receipt of the Hargrove Production Report, Seller and Buyer shall have a Review Period of five (5) Business Days. During the Review Period, Seller and Buyer shall mutually cooperate in good faith to determine if any adjustments to Hargrove Production Report are necessary to accurately reflect any revisions to the Plant’s production capacity as provided in the Hargrove Production Report. In the event that the Parties determine that an adjustment is necessary, the Parties shall request that Hargrove Engineers make a revision to the report and any necessary recalculation of the Plant’s production capacity.

(iv) Any payment of the Production Increase shall be paid, at Buyer’s option, in cash or shares of Viking Preferred Stock, or a combination of both. Any payment in shares of Viking Preferred Stock shall be paid within thirty (30) days from the final Hargrove Production Report and any payment in cash shall be due within one hundred and twenty (120) days from the final Hargrove Production Report, provided, however, that the Buyer shall be entitled to offset and deduct from the Production Increase any amount owed by Seller to Buyer pursuant to Section 2.03 or Article VIII of the MIPA.

(v) Any payments made pursuant to Section 2.03(b) shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

c. Section 5.03. The last sentence of Section 5.03(a) is hereby amended and restated in its entirety to read as follows:

“For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving any Acquired Company; (ii) the issuance or acquisition of Membership Interests in any Acquired Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of any Acquired Company’s properties or assets, but shall exclude the Ground Lease (the parties agree the Ground Lease shall not be considered an Acquisition Proposal).

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d. Section 5.15. A new Section 5.15 is inserted after Section 5.14 and reads as follows:

“Section 5.15 Registration Rights. Viking shall use its best efforts to register for resale on behalf of the Seller up to $75.0 million of the Viking Preferred Stock, subject to applicable securities laws and any requirements from any financing sources. Buyer shall pay the costs of registration fees, but any costs of counsel for Seller shall be the exclusive responsibility of Seller.

e. Section 5.16. A new Section 5.16 is inserted after Section 5.15 and reads as follows:

“Section 5.16 Ground Lease. New Rise shall not close on the Ground Lease financing transaction on or before January 31, 2022, provided that New Rise has received sufficient cash from other sources pursuant to certain Bridge Financing for the December 2021 and January 2022 cash requirements (up to $16,500,000) of the Plant. In the event New Rise has received such additional sufficient cash for the December 2021 and January 2022 cash requirements and New Rise and Viking mutually agree that the closing of the Viking Bond will occur within a reasonable timeframe given the ongoing financial needs of the Plant, the January 31, 2022 deadline will be extended to but no later than February 28, 2022.”

f. Section 7.01. Section 7.01 is hereby amended to add the following language to the end of Section 7.01 as follows:

“, provided, however, the Closing Date shall be no later than January 31, 2022, subject to Section 5.16.”

g. Section 7.03. A new Section 7.03(s) is inserted after Section 7.03(r) and reads as follows:

“(s) Stancil & Co. or another firm mutually selected by the Parties shall have determined the Appraised Value of the Acquired Interest or, alternatively, that the enterprise value of the Acquired Entities, is at least $560 million, and such report shall be provided to New Rise and Viking.”

h. Schedule A.

i. The following definitions are hereby added to Schedule A, to appear in alphabetical order.

“Closing Date Liabilities” shall mean any and all current and non-current Liabilities and Indebtedness of the Acquired Entities or otherwise related to the Plant as of the Closing Date.

“Commercial Operations Date” shall mean the date that the Plant is capable of commencing commercial operations after having received all Permits and required Governmental approvals.

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“First Amendment” shall mean that certain First Amendment to the Membership Interest Purchase Agreement, dated as of December [•], 2021, by and between the Buyer and the Seller.

“Ground Lease” shall mean that potential ground lease by and between [New Rise] and the third party identified in the proposal submitted by New Rise to Viking on or about December 14, 2021, which contemplates such third party providing funding for the continued construction and development of the Plant; and any and all amounts associated with the Ground Lease, including any break-fee, will be included in the Closing Date Liabilities.

“Hargrove Production Report” shall have the meaning given in the First Amendment.

“Production Increase” shall have the meaning given in the First Amendment.

5. Miscellaneous.

a.	Continuation. The MIPA, as modified and amended hereby, shall continue in full force and effect, and Buyer and Seller hereby ratify and confirm the MIPA as amended hereby.

b.

Amendments; No Waiver. This Amendment may not be amended except by an instrument in writing signed by all parties hereto. This Amendment shall not operate as a waiver of any covenant or provision of the Agreement.

c.

Counterparts/Facsimile Signatures. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original instrument, and all of which together shall constitute but one and the same instrument. Facsimile and electronic signatures are considered binding.

d.

Entire Agreement. The MIPA, as amended by this Amendment, shall constitute the entire understanding among the respective parties thereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

e.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

f.

No Third-Party Beneficiaries. This Amendment is intended to benefit only the parties hereto and their respective permitted successors and assigns and this Amendment shall never be construed to benefit or create any rights in any person or entity not a party hereto.

[Signature pages follow.]

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IN WITNESS WHEREOF, this Amendment is executed by the parties hereto on the Execution Date.

SELLER:

RESC RENEWABLES HOLDINGS, LLC

By:	/s/ Randall Soulé
Name:	Randall Soulé
Title:	Manager

BUYER:

VIKING ENERGY GROUP, INC.

By:	/s/ James A. Doris
Name:	James A. Doris
Title:	President and CEO

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